For Immediate Release

    FORWARD INDUSTRIES GRANTED APPROVAL FOR CONTINUED LISTING ON NASDAQ

Pompano Beach, FL, January 6, 2003 - Forward Industries, Inc. (Nasdaq:FORD) today announced that the Nasdaq Listing Qualifications Panel granted the Company's securities continued listing on The Nasdaq SmallCap Market.

The Nasdaq Panel was of the opinion that the Company has evidenced compliance with the minimum bid price requirement and all other requirements for continued listing on The Nasdaq SmallCap Market, and expressed confidence in the Company's ability to sustain compliance with those requirements over the long-term.  Accordingly, the Nasdaq Panel determined to continue the listing of the Company's securities on The Nasdaq SmallCap Market.

This decision came in response to Forward's appeal of a prior Nasdaq Staff Determination to delist the Company's shares from The Nasdaq SmallCap Market.

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones, laptop computers and home medical equipment.  The Company sells its products directly to original equipment manufacturers and recently began marketing a line of Carry Solutions under the "Motorola" brand name. Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any interest or obligations to update these forward-looking statements.

CONTACT: -or- COUNSEL	INVESTOR RELATIONS
Forward Industries, Inc. Jerome E. Ball, CEO (954) 419-9544	The Equity Group Inc. Loren Mortman (212) 836-9604 lmortman@equityny.com www.theequitygroup.com

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